SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number     333-8043
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                               Four M Corporation
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                    (Exact name of registrant as specified in its charter)


                  115 Stevens Avenue, Valhalla, New York 10595
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Series B 12% Senior Notes due 2006 (Title of each
            ---------------------------------------------------------
                    class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule   12g-4(a)(1)(i)   [ ]  Rule   12h-3(b)(1)(ii)   [ ]
               Rule   12g-4(a)(1)(ii)  [ ]  Rule   12h-3(b)(2)(i)    [ ]
               Rule   12g-4(a)(2)(i)   [ ]  Rule   12h-3(b)(2)(ii)   [ ]
               Rule   12g-4(a)(2)(ii)  [ ]  Rule 15d-6               [X]
               Rule   12h-3(b)(1)(i) [ ]


Approximate number of holders of record as of the certification or
  notice date:   18
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        Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,
Four M Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 29, 1999             FOUR M CORPORATION
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                                  By:   /s/ Chris Mehiel
                                        ---------------------------
                                  Name:     Chris Mehiel
                                  Title:    Executive Vice President